EXHIBIT 99.1


                          AMERICAN UNITED GLOBAL, INC.

                          4,500 UNITS OFFERED PURSUANT

                          TO RIGHTS DISTRIBUTED TO EACH

                          HOLDER OF AT LEAST 100 SHARES

                               OF COMMON STOCK OF

                          AMERICAN UNITED GLOBAL, INC.





Dear Stockholders:

     This letter is being distributed to all holders of record of the common stock (the "Common Stock") of American United Global, Inc. (the "Company") who own at least 100 shares of Common Stock as of the close of business on ____________, 2002 (the "Record Date") in connection with a distribution of rights (the "Rights") to acquire up to 4,500 Units, each Unit consisting of a 7.5% Convertible Secured Promissory Note in the principal amount of $666, and 1,332 shares of Common Stock, at a subscription price of $666 per Unit as described in the Prospectus.

     Each holder of at least 100 shares of Common Stock is entitled to receive one Right for each 100 shares of Common Stock held of record as of the close of business on the Record Date. Each Right received entitles the holder to purchase one Unit.

     The following documents are enclosed:

          1.   A Prospectus for the offering;

          2.   A  Subscription   Certificate   evidencing   your  Rights,   with
               instructions for exercising your Rights;

          3.   Instructions regarding the use of your Subscription  Certificate;
               and

          4. A Notice of Guaranteed Delivery for Subscription Certificate issued by the Company.

     Your prompt action is requested. Your Rights will expire at 5:00 p.m., New York City time, on ____________, 2002, unless the subscription period for this rights offering is extended by the Company, in its sole discretion, for up to an additional 30 days (the "Expiration Date").

     To exercise your Rights, a properly completed and executed Subscription Certificate (unless the guaranteed delivery procedures are complied with) indicating the amount of Subscription Rights, you wish to exercise, and payment in full for all Rights exercised, must be delivered to American United Global, Inc., as indicated in the Prospectus, prior to the Expiration Date. Please carefully read and follow the instructions regarding the use of your Subscription Certificate.

     Additional copies of the enclosed materials may be obtained from the Company. You may call the Company at:(425) 869-7410.



                                          Very truly yours,



                                          AMERICAN UNITED GLOBAL, INC.